Page 1 of 13

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                           (Amendment No. _________)*


                         SBA COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    78388J106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 1, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

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                                            13 G                    Page 2 of 13
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--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global Management, LLC ("Tiger Global Management")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
        NUMBER OF
                               5,708,700 shares, of which 3,365,372 are directly
         SHARES                owned by Tiger Global, L.P. ("Tiger Global"),
                               110,145 are directly owned by Tiger Global II,
      BENEFICIALLY             L.P. ("Tiger Global II") and 2,233,183 are
                               directly owned by Tiger Global, Ltd. ("Tiger
      OWNED BY EACH            Ltd."). Tiger Global Management is the investment
                               manager of each of Tiger Global, Tiger Global II
        REPORTING              and Tiger Ltd. and may be deemed to have sole
                               voting power with respect to such shares, and
         PERSON                Charles P. Coleman III ("Coleman"), the managing
                               member of Tiger Global Management and director of
          WITH                 Tiger Ltd., may be deemed to have sole voting
                               power with respect to such shares; Tiger Global
                               Performance, LLC ("Tiger Global Performance"),
                               the general partner of each of Tiger Global and
                               Tiger Global II, may be deemed to have sole
                               voting power with respect to such shares directly
                               owned by such entities.
                               -------------------------------------------------
                         6     SHARED VOTING POWER

                               See response to row 5.
                               -------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               5,708,700  shares,  of which  3,365,372 are
                               directly owned by Tiger Global, 110,145 are
                               directly  owned by Tiger Global II and 2,233,183
                               are directly  owned by Tiger Ltd. Tiger Global
                               Management is the investment manager of each of
                               Tiger Global, Tiger Global II and Tiger Ltd. and
                               may be deemed to have sole dispositive power with
                               respect to such shares, and Coleman, the managing
                               member of Tiger Global Management and director of
                               Tiger Ltd., may be deemed to have sole
                               dispositive power with respect to such shares;
                               Tiger Global Performance, the general partner of
                               each of Tiger Global and Tiger Global II, may be
                               deemed to have sole dispositive power with
                               respect to such shares directly owned by such
                               entities.
                               -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                               5,708,700
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            5.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                            13 G                    Page 3 of 13
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--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S.   IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global, L.P. ("Tiger Global")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
        NUMBER OF
                               3,365,372 shares, except that each of Tiger
         SHARES                Global Performance, the general partner of Tiger
                               Global, and Tiger Global Management, the
      BENEFICIALLY             investment manager of Tiger Global, may be deemed
                               to have sole voting power with respect to such
      OWNED BY EACH            shares, and Coleman, the managing member of each
                               of Tiger Global Performance and Tiger Global
        REPORTING              Management, may be deemed to have sole voting
                               power with respect to such shares.
         PERSON                -------------------------------------------------
                         6     SHARED VOTING POWER
          WITH
                               See response to row 5.
                               -------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               3,365,372 shares, except that each of Tiger
                               Global Performance, the general partner of Tiger
                               Global, and Tiger Global Management, the
                               investment manager of Tiger Global, may be deemed
                               to have sole dispositive power with respect to
                               such shares, and Coleman, the managing member of
                               each of Tiger Global Performance and Tiger Global
                               Management, may be deemed to have sole
                               dispositive power with respect to such shares.
                               -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                               3,365,372
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            3.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
                                            13 G                    Page 4 of 13
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--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global II, L.P. ("Tiger Global II")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
        NUMBER OF
                               110,145 shares, except that each of Tiger Global
         SHARES                Performance, LLC, the general partner of Tiger
                               Global II, and Tiger Global Management, the
      BENEFICIALLY             investment manager of Tiger Global II, may be
                               deemed to have sole voting power with respect to
      OWNED BY EACH            such shares, and Coleman, the managing member of
                               each of Tiger Global Performance and Tiger Global
        REPORTING              Management, may be deemed to have sole voting
                               power with respect to such shares.
         PERSON                -------------------------------------------------
                         6     SHARED VOTING POWER
          WITH
                               See response to row 5.
                               -------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               110,145 shares, except that each of Tiger Global
                               Performance, the general partner of Tiger Global
                               II, and Tiger Global Management, the investment
                               manager of Tiger Global II, may be deemed to have
                               sole dispositive power with respect to such
                               shares, and Coleman, the managing member of each
                               of Tiger Global Performance and Tiger Global
                               Management, may be deemed to have sole
                               dispositive power with respect to such shares.
                               -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                 110,145
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
                                            13 G                    Page 5 of 13
----------------------------------------             ---------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global Performance, LLC ("Tiger Global Performance")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
        NUMBER OF
                               3,475,517 shares, of which 3,365,372 are directly
         SHARES                owned by Tiger Global and 110,145 are directly
                               owned by Tiger Global II. Tiger Global
      BENEFICIALLY             Performance is the general partner of each of
                               Tiger Global and Tiger Global II and may be
      OWNED BY EACH            deemed to have sole voting power with respect to
                               such shares, Tiger Global Management is the
        REPORTING              investment manager of each of Tiger Global and
                               Tiger Global II and may be deemed to have sole
         PERSON                voting power with respect to such shares and
                               Coleman, the managing member of each of Tiger
          WITH                 Global Performance and Tiger Global Management,
                               may be deemed to have sole voting power with
                               respect to such shares.
                               -------------------------------------------------
                         6     SHARED VOTING POWER

                               See response to row 5.
                               -------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               3,475,517 shares, of which 3,365,372 are directly
                               owned by Tiger Global and 110,145 are directly
                               owned by Tiger Global II. Tiger Global
                               Performance is the general partner of each of
                               Tiger Global and Tiger Global II and may be
                               deemed to have sole dispositive power with
                               respect to such shares, Tiger Global Management
                               is the investment manager of each of Tiger Global
                               and Tiger Global II and may be deemed to have
                               sole dispositive power with respect to such
                               shares and Coleman, the managing member of each
                               of Tiger Global Performance and Tiger Global
                               Management, may be deemed to have sole
                               dispositive power with respect to such shares.
                               -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                               3,475,517
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            3.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
                                            13 G                    Page 6 of 13
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--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Tiger Global, Ltd. ("Tiger Ltd.")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
        NUMBER OF
                               2,233,183 shares, except that Tiger Global
         SHARES                Management, the investment manager of Tiger Ltd.,
                               may be deemed to have sole voting power with
      BENEFICIALLY             respect to such shares, and Coleman, director of
                               Tiger Ltd. and the managing member of Tiger
      OWNED BY EACH            Global Management, may be deemed to have sole
                               voting power with respect to such shares.
        REPORTING              -------------------------------------------------
                         6     SHARED VOTING POWER
         PERSON
                               See response to row 5.
          WITH                 -------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               2,233,183 shares, except that Tiger Global
                               Management, the investment manager of Tiger Ltd.,
                               may be deemed to have sole dispositive power with
                               respect to such shares, and Coleman, director of
                               Tiger Ltd. and the managing member of Tiger
                               Global Management, may be deemed to have sole
                               dispositive power with respect to such shares.
                               -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                               2,233,183
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            2.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------             ---------------------------
                                            13 G                    Page 7 of 13
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--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Charles P. Coleman III ("Coleman")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [ ] (b)   [X]
--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. Citizen
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
        NUMBER OF
                               5,708,700 shares, of which 3,365,372 are directly
         SHARES                owned by Tiger Global, 110,145 are directly owned
                               by Tiger Global II and 2,233,183 are directly
      BENEFICIALLY             owned by Tiger Ltd. Coleman is the managing
                               member of each of Tiger Global Performance (the
      OWNED BY EACH            general partner of each of Tiger Global and Tiger
                               Global II) and Tiger Global Management (the
        REPORTING              investment manager of each of Tiger Global, Tiger
                               Global II and Tiger Ltd.) and director of Tiger
         PERSON                Ltd. and may be deemed to have sole voting power
                               with respect to such shares.
          WITH                 -------------------------------------------------
                         6     SHARED VOTING POWER

                               See response to row 5.
                               -------------------------------------------------
                         7     SOLE DISPOSITIVE POWER

                               5,708,700 shares, of which 3,365,372 are directly
                               owned by Tiger Global, 110,145 are directly owned
                               by Tiger Global II and 2,233,183 are directly
                               owned by Tiger Ltd. Coleman is the managing
                               member of each of Tiger Global Performance (the
                               general partner of each of Tiger Global and Tiger
                               Global II) and Tiger Global Management (the
                               investment manager of each of Tiger Global, Tiger
                               Global II and Tiger Ltd.) and director of Tiger
                               Ltd. and may be deemed to have sole dispositive
                               power with respect to such shares.
                               -------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               See response to row 7.
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                               5,708,700
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            5.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                                                                              IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                            13 G                    Page 8 of 13
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ITEM 1(A).  NAME OF ISSUER
            --------------

            SBA Communications Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            5900 Broken Sound Parkway NW
            Boca Raton, Florida 33487

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Tiger Global Management, LLC, a Delaware limited liability company ("Tiger Global Management"), Tiger Global, L.P., a Delaware limited partnership ("Tiger Global"), Tiger Global II, L.P., a Delaware limited partnership ("Tiger Global II"), Tiger Global Performance, LLC, a Delaware limited liability company ("Tiger Global Performance"), Tiger Global, Ltd., a Cayman Islands exempted company ("Tiger Ltd."), and Charles P. Coleman III ("Coleman"). The foregoing entities and individual are collectively referred to as the "Reporting Persons."

            Tiger Global Management, the investment manager of Tiger Global, Tiger Global II and Tiger Ltd., may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global, Tiger Global II and Tiger Ltd. Tiger Global Performance, the general partner of Tiger Global and Tiger Global II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global and Tiger Global II. Coleman is the managing member of Tiger Global Performance and Tiger Global Management and director of Tiger Ltd. and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by Tiger Global, Tiger Global II and Tiger Ltd.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE
            ------------------------------------

            The address for each of the Reporting Persons is:

            Tiger Global Management, LLC
            101 Park Avenue, 48th Floor
            New York, NY 10178 USA

ITEM 2(C)   CITIZENSHIP
            -----------

            Tiger Global Management and Tiger Global Performance are Delaware limited liability companies. Tiger Global and Tiger Global II are Delaware limited partnerships. Tiger Ltd. is a Cayman Islands exempted company. Coleman is a United States citizen.

ITEM 2(D) AND (E).       TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                         ---------------------------------------------

            Class A Common Stock
            CUSIP # 78388J106

ITEM 3.     NOT APPLICABLE.
            --------------

ITEM 4.     OWNERSHIP
            ---------

            Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
            Item 1.

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                                            13 G                    Page 9 of 13
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                       (a) AMOUNT BENEFICIALLY OWNED:

                           See Row 9 of cover page for each Reporting Person.

                       (b) PERCENT OF CLASS:

                           See Row 11 of cover page for each Reporting Person.

                       (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                                (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    See Row 5 of cover page for each Reporting
                                    Person.

                               (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    See Row 6 of cover page for each Reporting
                                    Person.

                              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:

                                    See Row 7 of cover page for each Reporting
                                    Person.

                               (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:

                                    See Row 8 of cover page for each Reporting
                                    Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the limited partnership agreements of Tiger Global and Tiger Global II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------------

            Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable.

ITEM 10.    CERTIFICATION.
            -------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 10, 2008


Tiger Global Management, LLC                        /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global, L.P.                                  /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global II, L.P.                               /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global Performance, LLC                       /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global, Ltd.                                  /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Director


Charles P. Coleman III                              /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
EXHIBIT                                                            Numbered Page
-------

Exhibit A:  Agreement of Joint Filing                                   13

                                                                       Exhibit A

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

      The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A Common Stock of SBA Communications Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: July 10, 2008


Tiger Global Management, LLC                        /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global, L.P.                                  /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global II, L.P.                               /S/ CHARLES P. COLEMAN III
By Tiger Global Performance, LLC                    ----------------------------
Its General Partner                                 Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global Performance, LLC                       /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Managing Member


Tiger Global, Ltd.                                  /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature

                                                    Charles P. Coleman III
                                                    Director


Charles P. Coleman III                              /S/ CHARLES P. COLEMAN III
                                                    ----------------------------
                                                    Signature